Exhibit 99.1
DEAR SHAREHOLDERS,
We are excited to announce that our Chief Executive Officer, Ernie Garcia III, in commemoration of us retailing our 100,000th vehicle earlier this year, has committed approximately $35 million of his personal stock ownership in Carvana Co. to be awarded to current Carvana employees once they have been with the Company for over a year. Mr. Garcia wanted to recognize and reward all Carvana employees who have contributed time, dedication and effort to helping Carvana reach this achievement. In previous shareholder letters we have discussed the Carvana Values and how we hope they impact our employees every day – Mr. Garcia’s commitment emphasizes the Carvana Value “We’re All in this Together” at a major milestone for the Company.

As a result of Mr. Garcia’s stock commitment, we expect to grant a “100k Milestone Award” of 165 restricted stock units (“RSUs”) (worth over $10,000 at the closing stock price on Monday, September 10, 2018) to each current employee after they complete their twelfth month of employment. For every 100k Milestone Award the Company grants, Mr. Garcia will contribute an equal number of shares to the Company to ensure that the 100k Milestone Awards do not cause any dilution to the Company’s shareholders.

We expect the net impact from Mr. Garcia’s contributions and the 100k Milestone Awards on the Company’s balance sheet and shares outstanding to be zero, except that we may gain a deferred tax asset, which is discussed in more detail below. Consequently, we expect the Company and investors (not just our employees) to benefit from the combination of Mr. Garcia’s contributions and the 100k Milestone Awards.

FINANCIAL TREATMENT OF 100K MILESTONE AWARDS AND MR. GARCIA’S CONTRIBUTIONS
Despite Mr. Garcia’s expected stock contributions, because the Company itself will grant the 100k Milestone Awards, such grants will appear in the Company’s financial statements as equity-based compensation expenses in an amount equal to the grant date fair value of each 100k Milestone Award. The compensation expense associated with these awards was not incorporated into, or contemplated by, the Q3 2018 and FY 2018 guidance we provided on August 8, 2018.

Each employee’s 165 RSUs will appear in expenses in full during the quarter in which we formally grant their 100k Milestone Award, which we expect to occur in the quarter during or after their 1-year anniversary (except employees already over the 1-year mark, who will all receive their grants in Q3 2018). Because the value of each employee’s 165 RSUs will not be set for GAAP equity-based compensation expense purposes until the official grant date, we cannot precisely quantify the expected GAAP expense in advance of the grants. However, at the closing stock price of $68.28 on September 10, 2018, the resulting compensation expense would be approximately $11 million in Q3 and approximately $3 million in Q4. We do not expect Mr. Garcia’s contribution of shares to the Company to appear in the income statement, but we do expect the statement of stockholders’ equity to reflect the contributions of shares as they are returned to the Company and retired. Additionally, each round of contributions by Mr. Garcia will trigger Form 4 filing requirements disclosing the disposition of shares to the Company.

Because Mr. Garcia will contribute a share for every one granted to employees as a 100k Milestone Award, the net effect is that shares outstanding will not change. However, we will be able to apply the non-cash equity-based compensation expense as a deduction to reduce any future taxable income, creating a potential deferred tax asset that will benefit all shareholders.

SUMMARY
Thank you for reviewing this shareholder update. We’re excited about the impact Mr. Garcia’s contributions and the corresponding 100k Milestone Awards will have on the Company’s employees as we achieve additional milestones on our mission to change the way people buy cars.

Sincerely,
CARVANA MANAGEMENT